Exhibit 99.1

IMMEDIATE RELEASE:

KIDVILLE, INC. ACQUIRES JW TUMBLES.

COMBINED ENTITY WILL HAVE 43 LOCATIONS ACROSS THE GLOBE INCLUDING NEW YORK, CALIFORNIA, SINGAPORE AND HONG KONG.

NEW YORK–– Kidville, Inc. (KVIL.OB), which operates upscale facilities catering to newborns through five year olds and their parents, has acquired the assets of JW TUMBLES, an international operator of children’s gyms, via a wholly owned subsidiary.

The combined entity will operate 43 locations across the globe including New York, California, Singapore and Hong Kong.

In addition to the existing Kidville “HUB and Spoke” strategy, where franchisees open a large 12,500 square ft. location and surround it with three smaller 2,850 square ft. Kidville Annex locations, approved franchisees will now be able to purchase stand-alone Kidville Annex locations, similar to that of current JW Tumbles locations.

JW Tumbles CEO Ash Robinson will become head of the Kidville Franchise Division.

Says Kidville Chairman and CEO, Andy Stenzler, “JW Tumbles has a successful 20+ year history, a talented management team led by Ash Robinson, and an excellent network of franchisees. We couldn’t be more thrilled, as the companies’  businesses complement each other perfectly and together provide an excellent platform for growth.”

JW Tumbles CEO, Ash Robinson, added “It’s rare that you can find two companies whose cultures and long-term goals are so similar. We couldn’t be more energized about joining the Kidville team and are equally excited that our existing franchisees will have access to Kidville’s innovative programming, excellent business processes and proprietary systems.”

Chief Concept Officer Shari Misher Stenzler said, “We have received many requests from people who wanted the opportunity to open a single Kidville Annex in their community and now we will be able to consider these requests. JW Tumbles has successfully opened national and international “Annex-like” locations for two decades. By leveraging JW Tumbles’ extensive experience and systems, we can now make the stand-alone Kidville Annex a reality for approved franchisees.”

About Kidville

Named ‘Best of’ by New York Magazine and given a five star “extraordinary” customer rating in The Lila Guide: New Parent Survival Guide, Kidville operates large, upscale facilities, catering to newborns through five-year-old children and their families. In addition to offering a wide range of developmental classes for newborns through five year olds, including Little Maestros, Run Wiggle Paint & Giggle, Big Muscles for Little Babies, Kidville Tumblers, and Kidville University (Kidville’s Pre-School Alternative Program). Kidville also features an indoor playground, a retail boutique and the Kidville Salon. Silver Membership is free with enrollment in any Kidville class, while upgrades to Gold, Platinum and Diamond levels are also available.

Kidville also operates “Kidville Annex” locations that feature a selection of Kidville offerings.

The Kidville concept started when Shari Misher Stenzler, co-founder of London Misher Public Relations, found herself carrying her baby and stroller down a long flight of stairs for her child’s first music class. “There must be a better way,” she thought and began informally polling friends and fellow parents about their needs.

Fun and familiar geometric shapes are the design foundation for the Kidville interior space. Used with vibrant colors, the design elements encourage exploration and intuitively guide children throughout the space. This playful and cross-functional design provides the perfect setting for everything from intimate classes to “Big Blow Out” birthday parties.

Kidville Founders include Cosí co-founder Andy Stenzler, London Misher Public Relations President, Shari Misher Stenzler, tennis stars Andre Agassi and Steffi Graf, philanthropist Laurie Tisch, Emanuel and Liz Stern (HartzMountain Realty/Tribeca and SOHO Grand Hotels), Richard Chapman and Gordon Hamm (GMC Parking Chain) and Kidville President Rammy Harwood.

In 2008, Kidville merged with the publicly traded company Longfoot Communications Corp and was renamed Kidville, Inc.  In conjunction with the signing of the merger agreement, Dr. Phillip Frost, former Chairman and Chief Executive Officer of IVAX Corporation led a strategic group of investors’ equity purchase in Kidville.

Visit Kidville on the web at www.kidville.com.

About JW Tumbles

JW Tumbles was founded in 1985 in Solana Beach, California.  Today JW Tumbles operates in 10 states and 4 countries including locations in Hong Kong and Singapore.  JW Tumbles’ growth development programs, for ages four months to nine years, are specially designed to enhance a child's abilities in such areas as physical skills, fine and gross motor skills, spatial awareness, coordination, balance, agility, flexibility, and sports preparation.  Through the gym’s skill- and confidence-building programs, all Tumbles classes concentrate on helping children ages four months to nine-years-old gain self-esteem and physical health in a non-competitive, high-energy environment. JW Tumbles has created a unique niche in children's fitness by developing programs that focus on developing not just one skill, but many skills at the same time. JW

Tumbles offers at least eight different activities per weekly class, keeping things not only fun but also interesting.

The JW Tumbles mission “To shape the minds and bodies of the future” is centered around this philosophy and three core ideas—helping parents achieve both the physical and social goals they have for their children, allowing each child to grow in their own way and at their own pace, and last but certainly not least, doing it all while having tons of fun.

Visit JW Tumbles on the web at www.jwtumbles.com.

For more information about Kidville or JW Tumbles, please contact Shari Misher Stenzler @ London Misher Public Relations, Inc. 212-759-2800 ext 11 or shari@londonmisherpr.com.

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) regarding our expectations, beliefs or intentions regarding our business, financial condition, strategies or prospects. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond our control. Actual results may differ materially from those anticipated in any forward-looking statement. More detailed information about Kidville, including the forward-looking statements in this press release, is set forth in our filings with the Securities and Exchange Commission.  We urge investors and security holders to read those documents free of charge at the Commission's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from us. Forward-looking statements speak only as to the date they are made, and we undertake no obligation to update any forward-looking statement. This press release is not a franchise offering.  An offering can only be made by a prospectus filed first with the Department of Law of the State of New York.  Such filing does not constitute approval by the Department of Law.